Exhibit 99.1

CONTACT: Charles Robb Chief Financial Officer Corcept Therapeutics 650-688-8783 crobb@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS,

RAISES 2017 REVENUE GUIDANCE AND PROVIDES CORPORATE UPDATE

•	Revenue of $27.6 million in the first quarter of 2017, a 72 percent increase from the first quarter of 2016

•	2017 revenue guidance increased to $125-135 million

•	GAAP net income of $0.04 per share, compared to $0.00 per share in the first quarter of 2016

•	Non-GAAP net income of $0.06 per share, compared to $0.02 per share in the first quarter of 2016

•	Enrollment underway in Phase 2 trial of CORT125134 to treat patients with Cushing’s syndrome; results expected by year-end

•	CLIA-validation of FKBP5 gene expression assay for diagnosing and optimally treating patients with Cushing’s syndrome expected in third quarter 2017

•	Enrollment underway in dose-finding portion of Phase 1/2 trial of CORT125134 in combination with nab-paclitaxel to treat solid-tumor cancers

•	Selective cortisol modulators CORT118335 and CORT125281 on track to enter Phase 1

MENLO PARK, Calif. (May 1, 2017) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol, today reported its financial results for the quarter ended March 31, 2017.

Corcept reported quarterly revenue of $27.6 million, compared to revenue of $16.1 million in the first quarter of 2016, an increase of 72 percent.

The company raised its 2017 revenue guidance to $125-135 million.

First quarter GAAP net income was $4.4 million, compared to a GAAP net loss of $19,000 in the first quarter of 2016. Excluding non-cash expenses related to stock-based compensation and interest on the company’s capped royalty obligation (the “Royalty Financing”), Corcept generated $7.4 million of non-GAAP net income in the first quarter, compared to non-GAAP net income of $2.2 million in the first quarter of 2016. A reconciliation of GAAP to non-GAAP net operating results is set forth below.

“Our strong performance last quarter was driven by the hard work of our clinical specialists, who continue to become more productive,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “They were helped by the fact that physicians are increasingly aware that even less severe hypercortisolism is a serious disorder and that, for many patients, using Korlym to modulate the effects of their cortisol excess is the optimum treatment. In the eyes of physicians, the number of patients who might benefit from Korlym is increasing.

“We expect our Cushing’s syndrome franchise to continue growing,” added Dr. Belanoff, “and to fund our advancing development programs. Most important, we look forward to the results of our Phase 2 trial of CORT125134, which promises to provide patients Korlym’s benefits but without the side effects associated with Korlym’s affinity for the progesterone receptor. Developing a potent cortisol modulator with an improved safety profile would be a boon to patients – and would enlarge and secure our Cushing’s syndrome franchise for many years.”

“Because cortisol is active in many disorders, our clinical programs span a broad array of serious unmet medical needs,” said Robert S. Fishman, MD, Corcept’s Chief Medical Officer. “We expect that CORT118335 will move forward as a potential treatment for metabolic disorders such as fatty liver disease and antipsychotic-induced weight gain and CORT125281 will move forward for castration-resistant prostate cancer. Both compounds are advancing to Phase 1. We plan to open expansion cohorts this year to study the combination of CORT125134 and nab-paclitaxel in two or more solid-tumor cancers. In the third-quarter, we expect to achieve CLIA-validation of our FKBP5 gene assay, which promises to provide physicians with a powerful and much-needed tool for diagnosing and treating hypercortisolism. And CORT125134’s improved specificity, particularly its lack of activity at the progesterone receptor, will remove a complicating factor in Korlym’s use. We look forward to the results of its Phase 2 trial.”

Financial Discussion

Operating expenses for the first quarter increased to $22.9 million, from $15.5 million in the first quarter of 2016, primarily due to increased compensation expense, increased spending on the development of CORT118335 and CORT125281, and additional pharmacy costs.

Corcept’s cash and marketable securities totaled $57.3 million at March 31, 2017, compared to $51.5 million at December 31, 2016. These cash balances reflect scheduled payments under the Royalty Financing of $4.8 million in the first quarter of 2017 and $4.4 million in the fourth quarter of 2016. Corcept expects to make its final payment under the Royalty Financing in July 2017.

About Hypercortisolism

Endogenous Cushing’s syndrome is caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing’s syndrome is an orphan indication that most commonly affects adults aged 20-50. An estimated 10-15 of each one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing’s syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym®

Korlym modulates the effect of cortisol at GR, one of the two receptors to which cortisol binds, thereby inhibiting the effects of excess cortisol in patients with Cushing’s syndrome. Since 2012, Corcept has made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing’s syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol. Korlym®, a first-generation cortisol modulator, is the company’s first FDA-approved medication. The company has a portfolio of proprietary compounds that modulate the effects of cortisol but not progesterone. Corcept owns extensive intellectual property covering the use of cortisol modulators, including mifepristone, in the treatment of a wide variety of serious disorders, including Cushing’s syndrome. It also holds composition of matter patents covering its selective cortisol modulators.

Non-GAAP Measures of Net Income and Loss

To supplement Corcept’s financial results presented on a GAAP basis, we use non-GAAP measures of net income and net loss that exclude non-cash stock-based compensation expense and interest expense related to our capped royalty financing transaction. We believe that these non-GAAP measures help investors better evaluate the company’s past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures of net income and net loss and net income and net loss per share that we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements made in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our financial results and our revenue guidance and expense estimates for 2017 and beyond, the anticipated contributions of our sales organization, the cost, timing and results of pre-clinical and clinical trials, including our clinical trials of CORT125134 to treat patients with Cushing’s syndrome and solid-tumor cancers, the clinical attributes and advancement of our selective cortisol modulators, including CORT118335 and CORT125281, the protections afforded by Korlym’s Orphan Drug designation for Cushing’s syndrome and our other intellectual property rights, including the composition of matter patents covering our selective cortisol modulators and patents concerning the use of cortisol modulators to treat patients with Cushing’s syndrome, triple-negative breast cancer, castration-resistant prostate cancer and other indications. These and other risks are set forth in our SEC filings, which are available at our website or from the SEC’s website. We disclaim any intention or duty to update forward-looking statements made in this press release.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)	(Note)
ASSETS:
Cash and investments	$57,267	$51,536
Trade receivables	9,214	9,860
Inventory	6,708	5,164
Other assets	2,150	2,193

Total assets	$75,339	$68,753

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$4,253	$2,290
Long-term obligation	10,107	14,664
Other liabilities	11,399	10,420
Stockholders’ equity	49,580	41,379

Total liabilities and stockholders’ equity	$75,339	$68,753

Note: Derived from audited financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Product sales, net	$27,599	$16,061
Operating expenses:
Cost of sales	646	403
Research and development	7,176	4,634
Selling, general and administrative	15,037	10,432

Total operating expenses	22,859	15,469

Income from operations	4,740	592
Interest and other expense	(225)	(611)

Income (loss) before income taxes	4,515	(19)
Provision for income taxes	(127)	—

Net income (loss)	$4,388	$(19)

Other comprehensive income:
Net unrealized gain/(loss) on available-for-sale investments	(12)	—

Total comprehensive income (loss)	$4,376	$(19)

Basic and diluted net income (loss) per share	0.04	(0.00)

Shares used in computing basic net income / (loss) per share	112,867	109,661

Shares used in computing diluted net income / (loss) per share	121,189	109,661

CORCEPT THERAPEUTICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP Net Income / (Loss)

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
GAAP net income / (loss)	$4,388	$(19)
Non-cash expenses:
Stock-based compensation
Research and development	653	286
Selling, general and administrative	2,048	1,327

Total stock-based compensation	2,701	1,613

Accretion of interest expense related to long-term obligation	270	584

Non-GAAP net income / (loss), as adjusted for non-cash expenses	$7,359	$2,178

GAAP basic and diluted net income / (loss) per share	$0.04	$(0.00)

Non-GAAP basic net income / (loss) per share, as adjusted for non-cash expenses	$0.07	$0.02

Non-GAAP diluted net income / (loss) per share, as adjusted for non-cash expenses	$0.06	$0.02

Shares used in computing basic net income / (loss) per share	112,867	109,661

Shares used in computing diluted net income / (loss) per share	121,189	109,661